EXHIBIT 99.1
                                                                    ------------


                                                           FOR IMMEDIATE RELEASE


                  CARNIVAL CORPORATION CLOSES OVER ALLOTMENT ON
                      CONVERTIBLE SENIOR DEBENTURE OFFERING

         MIAMI (May 30, 2003) - Carnival Corporation & plc (NYSE:CCL, LSE: CCL,
NYSE: CUK) today announced the closing of the $116 million in aggregate principal amount at maturity over allotment option issued in connection with the previously announced private placement of Carnival Corporation's convertible senior debentures due 2033. The exercise of the over allotment option resulted in additional gross proceeds to Carnival Corporation & plc of $75 million, bringing the total gross proceeds for the private placement to $575 million.

         The debentures and the Carnival plc (formerly P&O Princess Cruises plc) guarantee provided therewith were issued in an offering exempt from registration under the Securities Act of 1933. None of the convertible senior debentures, the Carnival plc guarantee or the shares of common stock issuable upon conversion of the debentures have been registered under the Securities Act, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

         This communication is directed only at persons outside the United Kingdom and may not be acted upon by persons in the United Kingdom.

         Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 13 distinct brands comprised of the leading cruise operators in both North America and Europe. Carnival Cruise Lines, Princess Cruises, Holland America Line, Costa Cruises, P&O Cruises, Cunard Line, Windstar Cruises, Seabourn Cruise Line, Ocean Village, Swan Hellenic, AIDA, A'ROSA, and P&O Cruises Australia are all included in this group.

         Together, these brands operate 67 ships totaling more than 103,000 lower berths with 16 new ships scheduled for delivery between now and mid-2006. Carnival Corporation & plc also operates three riverboats on Europe's Danube River and the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival

Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

         Additional information can be obtained via Carnival Corporation & plc websites at www.carnivalcorp.com and www.carnivalplc.com.
            --------------------     -------------------


                                       ###

MEDIA CONTACTS:                             INVESTOR RELATIONS CONTACTS:
US                                          US/UK
Carnival Corporation & plc                  Carnival Corporation & plc
Tim Gallagher                               Beth Roberts
305 599 2600, ext. 16000                    305 406 4832

UK                                          UK
Brunswick Group                             Bronwen Griffiths
Sophie Fitton                               44 (0) 23 8052 5231
44 (0) 20 7404 5959